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                                                               EXHIBIT 10(R)




                                CREDIT AGREEMENT

                                     among

                            ACME BOOT COMPANY, INC.,

                                  as Borrower,

                            FRUIT OF THE LOOM, INC.,

                           ACME BOOT RETAIL CO., INC.

                                      and

                          ACME FOOTWEAR COMPANY, INC.

                                as Guarantors,

                         THE LENDERS IDENTIFIED HEREIN,

                                      and

                         NATIONSBANK, N.A. (CAROLINAS)

                                    as Agent

                           DATED AS OF APRIL 19, 1995



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                               TABLE OF CONTENTS


   SECTION 1.       DEFINITIONS AND ACCOUNTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1        Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2        Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

   SECTION 2.       LOANS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.1        Loan Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.2        Method of Borrowing for Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3        Interest Rate on Loans Subsequent to the Conversion Date  . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.4        Funding of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.5        Minimum Amounts of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.6        Reductions of Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.7        Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   SECTION 3.       PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.1        Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.2        Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.3        Payment in full at Maturity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.4        Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.5        Place and Manner of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.6        Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.7        Computations of Interest and Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.8        Sharing of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

   SECTION 4.       ADDITIONAL PROVISIONS REGARDING LOANS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.1        Eurodollar Loan Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2        Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.3        Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.4        Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.5        Mitigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   SECTION 5.       CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.1        Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.2        Conditions to Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

   SECTION 6.       REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.1        Representations and Warranties of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.2        Representations and Warranties of Guarantors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

   SECTION 7.       AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.1        Affirmative Covenants of Borrower.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.2        Affirmative Covenants of Guarantors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

   SECTION 8.       NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1        Negative Covenants of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2        Negative Covenants of Fruit Guarantor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

   SECTION 9.       GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.1        Guaranty of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.2        Obligations Unconditional   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.3        Modifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.4        Waiver of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         9.5        Reinstatement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.6        Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.7        Limitation of Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

  SECTION 10.       EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.1       Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.2       Acceleration; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

  SECTION 11.       AGENCY PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.1       Appointment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.2       Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.3       Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.4       Reliance on Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.5       Notice of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.6       Non-Reliance on Agent and Other Lenders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.7       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.8       Agent in Its Individual Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.9       Successor Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

  SECTION 12.       MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.1       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.2       Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.3       Benefit of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         12.4       No Waiver; Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         12.5       Payment of Expenses, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         12.6       Amendments, Waivers and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         12.7       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.8       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.9       Defaulting Lender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.10      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.11      Governing Law; Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         12.12      Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.13      Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.14      Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.15      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.16      Entirety  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

SCHEDULES
---------
Schedule 1.1              Commitment Percentages
Schedule 12.1             Notices

EXHIBITS
--------

Exhibit 2.2               Form of Notice of Borrowing
Exhibit 2.3               Form of Interest Rate Request
Exhibit 2.7               Form of Note
Exhibit 5.1(c)            Form of Legal Opinion
Exhibit 12.3              Form of Assignment Agreement

                                CREDIT AGREEMENT



         THIS CREDIT AGREEMENT (this "Credit Agreement"), is entered into as of April 19, 1995 among ACME BOOT COMPANY, INC., a Delaware corporation (the "Borrower"), FRUIT OF THE LOOM, INC., a Delaware corporation, Acme Boot Retail Co., Inc., a Kentucky corporation and Acme Footwear Company, Inc., a Delaware corporation (collectively, the "Guarantors"), the Lenders (as defined herein) and NATIONSBANK, N.A., (CAROLINAS) as agent for the Lenders (in such capacity, the "Agent").


                                    RECITALS

         WHEREAS, the Borrower has requested that the Lenders provide a credit facility to the Borrower in order that the Borrower may repurchase certain of its outstanding Senior Notes (as defined herein) and its outstanding Senior Preferred Stock (as defined herein);

         WHEREAS, the Lenders have agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth, including the unconditional guaranty by the Guarantors of all of the obligations of the Borrower hereunder; and

         WHEREAS, the Guarantors have agreed to guaranty the obligations of the Borrower and believe that each of them will benefit, directly or indirectly, from its guaranty of the credit facility provided to Borrower.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   SECTION 1.

                           DEFINITIONS AND ACCOUNTING

         1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

                 "Acme Boot Financing Agreement" means that certain Financing Agreement, dated as of December 28, 1993, between the Borrower and NationsBank of Georgia, N.A., as amended from time to time (including any increase in the amounts of the obligations thereunder).

                 "Acme Retail Financing Agreement" means that certain Financing Agreement, dated as of April 21, 1995, between Acme

         Boot Retail Co., Inc. and NationsBank of Georgia, N.A., as amended from time to time.

                 "Adjusted Eurodollar Rate" means the Eurodollar Rate plus
         .75%.

                 "Agent" means NationsBank, N.A. (Carolinas) and any successors and assigns in such capacity.

                 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                 "Asset Disposition" means the disposition of all or any material part of the assets of the Borrower whether by sale, lease, transfer or otherwise, other than transfers of assets as permitted by
         Section 8.1(b).

                 "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                 "Base Rate" means, for any day, a simple rate per annum equal to the greater of (a) the Prime Rate for such day or (b) the sum of 1/2% plus the Federal Funds Rate for such day.

                 "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

                 "Borrower" means Acme Boot Company, Inc., a Delaware corporation.

                 "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

                 "Change of Control" means the failure of William Farley to own, directly or indirectly, more than 50% of the voting control of the Borrower.

                 "Closing Date" means the date hereof.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 "Collateral" has the meaning set forth in the Security Agreements.

                 "Commitment" means Forty Million Dollars ($40,000,000) as such amount may be otherwise reduced in accordance with Section 2.6 hereof.

                 "Commitment Percentage" means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on
         Schedule 1.1 attached hereto, as such percentage may be modified by assignment in accordance with the terms of this Agreement.

                 "Conversion Amount" has the meaning set forth in Section 2.1(b) hereof.

                 "Conversion Date" means August 19, 1995.

                 "Credit Documents" means this Credit Agreement, the Notes, the Security Agreements and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

                 "Credit Parties" means the Borrower and the Guarantors and "Credit Party" means any one of them.

                 "Credit Party Obligations" means, without duplication, all of the obligations of the Borrower and the Guarantors to the Lenders and the Agent, whenever arising, under this Credit Agreement, the Notes, the Security Agreements or any of the other Credit Documents to which the Borrower or any Guarantor is a party.

                 "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                 "Defaulting Lender" means, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

                 "Eligible Assignee" means any Lender or Affiliate or subsidiary of a Lender, and any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Agent, the Borrower and the Guarantors.

                 "Equity Transaction" means (a) an issuance by the Borrower of new shares of its capital stock, (b) an issuance by the Borrower of any shares of its capital stock pursuant to the exercise of options or warrants or (c) an issuance by the Borrower of any shares of its capital stock pursuant to the conversion of any debt securities to equity.

                 "Eurodollar Loan" means a Loan which bears interest based on the Adjusted Eurodollar Rate.

                 "Eurodollar Rate" means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

                 "Eurodollar Rate" =  Interbank Offered Rate
                                      1 - Eurodollar Reserve Percentage

                 "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not the applicable Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                 "Event of Default" has the meaning specified in Section 10.1.

                 "Fee Letter" means that certain letter agreement, dated as of April 10, 1995, between the Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

                 "Federal Funds Rate" means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

                 "Fruit of the Loom Financing Agreement" means that certain Credit Agreement, dated as of August 16, 1993, among Fruit of the Loom, Inc., the lenders party thereto, Bankers Trust Company, as Administrative Agent, and Chemical Bank, NationsBank of North Carolina, N.A., The Bank of New York and The Bank of Nova Scotia as Co-Agents, as amended from time to time.

                 "Fruit Guarantor" means Fruit of the Loom, Inc., a Delaware corporation.

                 "GAAP" means generally accepted accounting principles in the United States as in effect from time to time and subject to the terms of Section 1.2 hereof.

                 "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

                 "Guarantors" means the Fruit Guarantor, Acme Boot Retail Co., Inc. a Kentucky corporation and Acme Footwear Company, Inc., a Delaware corporation.

                 "Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the average (rounded upward to the nearest one-sixteenth (1/16) of one percent) per annum rate of interest determined by the office of the Agent (each such determination to be conclusive and binding) as of two Business Days prior to the first day of such Interest Period, as the effective rate at which deposits in immediately available funds in U.S. dollars are being, have been, or would be offered or quoted by the Agent to major banks in the applicable interbank market for Eurodollar deposits at any time during the Business Day which is the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of the requested Eurodollar Loan. If no such offers or quotes are generally available for such amount, then the Agent shall be entitled to determine the Eurodollar Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quote or offers were generally available.

                 "Interest Payment Date" means (i) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and on the Maturity Date and (ii) as to Eurodollar Loans, on the last day of each applicable Interest Period and on the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also on the last day of each fiscal quarter of the Borrower during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

                 "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day),
         (B) no Interest Period shall extend beyond the Maturity Date and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                 "Interest Rate Request" means the request by the Borrower to choose an interest rate option for all or a portion of the Conversion Amount, in the form of Exhibit 2.3 attached hereto.

                 "Lenders" means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 12.3 hereof.

                 "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

                 "Loan" or "Loans" means the loans made by Lenders pursuant to
         Section 2.1 hereof.

                 "Material Adverse Effect" means a material adverse effect, after taking into account applicable insurance, if any, on (i) the operations, financial condition, business or prospects of the Borrower, (ii) the ability of the Borrower or a Guarantor to perform their respective obligations under this Credit Agreement or (iii) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder.

                 "Maturity Date" means January 15, 1996; provided that the Borrower shall have the option to extend the Maturity Date to January 15, 1997 upon satisfaction of each of the following conditions: (a) the Agent receives written notice of the extension from the Borrower at least 30 days and not more than 60 days prior to January 15, 1996,
         (b) no Default or Event of Default exists on January 15, 1996 and (c) the Guarantors consent in writing, in form and substance acceptable to the Agent, to the extension of the Maturity Date to January 15, 1997.

                 "Notes" means the promissory notes of the Borrower in favor of each Lender evidencing the Loans and substantially in the form of
         Exhibit 2.7 hereto, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

                 "Notice of Borrowing" means a request by the Borrower for a Loan (or any continuation or conversion thereof) in the form of
         Exhibit 2.2 attached hereto.

                 "Other Taxes" has the meaning set forth in Section 4.4(b) hereof.

                 "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

                 "Prime Rate" means the per annum rate of interest established from time to time by the Agent at its principal office in Charlotte, North Carolina as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Agent. The Prime Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

                 "Regulation D, G, U, or X" means Regulation D, G, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

                 "Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (i) at any time prior to the termination of the Commitment, the Commitment Percentage of such Lender multiplied times the Commitment and (ii) at any time after the termination of the Commitment, the outstanding principal amount of Loans owed to such Lender.

                 "Security Agreements" means those certain Security Agreements, dated as of the date hereof, executed and delivered by the Borrower and certain of the Guarantors in favor of the Agent, for the benefit of the Lenders, to secure their obligations under the Credit Documents, as amended, modified, extended, renewed or replaced from time to time.

                 "Senior Notes" means the Borrower's 11 1/2% Senior Notes Due 2000.

                 "Senior Preferred Stock" means the Borrower's 12 1/2% Series A Cumulative Redeemable Exchangeable Senior Voting Preferred Stock.

                 "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and
         (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

                 "Taxes" has the meaning set forth in Section 4.4(a) hereof.

                 "Unused Fees" means the fees payable to the Agent, for the benefit of the Lenders, pursuant to Section 3.4 hereof.

                 "Unused Commitment" means, for any period, the amount by which
         (a) the then applicable Commitment exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Loans; provided, however, that subsequent to the Conversion Date, the Unused Commitment shall equal zero.

         Section 1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP as in effect from time to time. Furthermore, all calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP as in effect from time to time; provided, however, if (a) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which no such objection shall have been made (which, if objection is made in respect of the first financial statements delivered under Section 7.01 hereof, shall mean the audited financial statements dated December 31, 1994).

                 The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 7.01 hereof (1) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the most recent preceding annual or quarterly financial statements as to which no objection has been made in accordance with the paragraph above and (2) reasonable estimates of the difference between such statements arising as a consequence thereof.


                                   SECTION 2.

                                     LOANS

         2.1     Loan Commitment.

         (a)     Loans.   Subject to the terms and conditions set forth herein,
each Lender severally agrees to make loans to the Borrower in U.S. dollars, at any time and from time to time, during the period from and including the Closing Date to but not including the Conversion Date (each a "Loan" and collectively the "Loans"); provided, however, that (i) the sum of the aggregate amount of Loans outstanding shall not exceed the Commitment and (ii) with respect to each individual Lender, the Lender's pro rata share of outstanding Loans shall not exceed such Lender's Commitment Percentage of the Commitment. Subject to the terms of this Credit Agreement, including the restriction that no Loans may be made after the Conversion Date, the Borrower may borrow, repay and reborrow the amount of the Commitment.

         (b) Conversion to Term Loans. All Loans outstanding on the Conversion Date shall be converted to term loans (the principal amount of Loans outstanding on the Conversion Date is referred to herein as the "Conversion Amount"), and the Borrower may no longer request, and the Lenders are no longer obligated to make, Loans.

         2.2     Method of Borrowing for Loans.

         (a) Base Rate Loans. By no later than 11:00 a.m. on the date of the request for the borrowing (or for the conversion of Eurodollar Loans to Base Rate Loans), the Borrower shall submit a

Notice of Borrowing to the Agent setting forth (i) the amount requested, (ii) the desire to have such Loans accrue interest at the Base Rate and (iii) complying in all respects with Section 5.2 hereof.

         (b) Eurodollar Loans. By no later than 11:00 a.m. three Business Days prior to the date of the request for the borrowing (or for the conversion of Base Rate Loans to Eurodollar Loans or the continuation of existing Eurodollar Loans), the Borrower shall submit a Notice of Borrowing to the Agent setting forth (i) the amount requested, (ii) the desire to have such Loans accrue interest at the Adjusted Eurodollar Rate, (iii) the Interest Period applicable thereto and (iv) a representation from an authorized officer of the Borrower as to compliance in all respects with Section 5.2 hereof.

         (c) Continuation and Conversion. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 4.1, Eurodollar Loans may be converted to Base Rate Loans only on the last day of an Interest Period applicable thereto; (ii) Eurodollar Loans may be continued and Base Rate Loans may be converted to Eurodollar Loans only if no Default or Event of Default is in existence on the date of extension or conversion; (iii) any continuation or conversion must comply with all requirements of this Credit Agreement including timely delivery of a properly completed Notice of Borrowing; and (iv) failure by the Borrower to properly continue Eurodollar Loans at the end of an Interest Period shall be deemed a conversion to Base Rate Loans.

         2.3     Interest Rate on Loans Subsequent to the Conversion Date.

         (a) Accrual of Interest Subsequent to the Conversion Date. All Base Rate Loans existing as of the Conversion Date shall continue to accrue interest at the Base Rate until the Borrower submits an Interest Rate Request to the contrary in conformance with Section 2.3(b) below. All Eurodollar Loans existing as of the Conversion Date shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan until the end of the Interest Period with respect to such Eurodollar Loan, and thereafter, at such interest rate as requested by the Borrower in conformance with Section 2.3(b) below.

         (b) Interest Rate Requests. Subject to Section 2.3(a) above, subsequent to the Conversion Date, the Borrower shall choose the interest rate to accrue on all or a portion of the outstanding Conversion Amount as follows:

                      (i) Base Rate. By no later than 11:00 a.m. on the date of the request, the Borrower shall provide to the Agent an Interest Rate Request setting forth the amount of the Conversion Amount that it wishes to have accrue interest at the Base Rate. From that date forward, interest shall accrue on that portion of the Conversion Amount as set forth in the Interest Rate Request until requested otherwise by the Borrower.

                      (ii) Adjusted Eurodollar Rate. By no later than 11:00 a.m. three Business Days prior to the date on which the Borrower wishes to have all or a portion of the Conversion Amount accrue interest at the Adjusted Eurodollar Rate, the Borrower shall provide to the Agent an Interest Rate Request setting forth the amount of the Conversion Amount it wishes to have accrue interest at the Adjusted Eurodollar Rate and the Interest Period for which such rate shall be applicable; provided, however, that the Borrower may not request all or part of the Conversion Amount to accrue interest at the Adjusted Eurodollar Rate during the existence and continuation of a Default or Event of Default.

                   (iii)          Failure to Submit an Interest Rate Request.
         If the Borrower fails to timely submit an Interest Rate Request stating a desire to have all or a portion of the Conversion Amount accrue interest at the Adjusted Eurodollar Rate or if the Borrower submits an improper Interest Rate Request, then the Conversion Amount shall accrue interest at the Base Rate until the Agent receives a proper request from the Borrower.

         2.4 Funding of Loans. Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof. Each Lender will make its pro rata share of the Loans available to the Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit (in U.S. dollars) of immediately available funds at the offices of the Agent at its principal office in Charlotte, North Carolina, or at such other address as the Agent may designate in writing. All Loans shall be made by the Lenders pro rata on the basis of each Lender's Commitment Percentage.

         No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any such Loan that such Lender does not intend to make available to the Agent its portion of the Loans to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Loans, and the Agent in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (a) from the Borrower at the applicable rate for such Loan pursuant to the Notice of Borrowing and (b) from a Lender at the Federal Funds Rate.

         2.5 Minimum Amounts of Loans. Each request for Loans shall be in an aggregate principal amount that is not less than the lesser of (a) $1,000,000, (b) the exact amount needed to repurchase any Senior Notes or Senior Preferred Stock or (c) the remaining amount available to be borrowed.

         2.6 Reductions of Commitments. Upon at least three Business Days' notice, the Borrower shall have the right, without premium or penalty, to permanently terminate or reduce the aggregate unused amount of the Commitment at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $1,000,000 above such amount and (b) no reduction shall be made which would reduce the Commitment to an amount less than the then outstanding Loans. Any reduction in (or termination of) the Commitment shall be permanent and may not be reinstated.

         2.7 Notes. The Loans made by the Lenders shall be evidenced by a promissory note of the Borrower payable to each Lender in substantially the form of Exhibit 2.7 hereto (the "Notes"), in a principal amount equal to the amount of such Lender's Commitment Percentage of the Commitment as originally in effect.

         The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.


                                   SECTION 3.

                                    PAYMENTS

         3.1     Interest.

         (a)     Interest Rate.

                       (i) All Base Rate Loans shall accrue interest at the Base Rate.

                      (ii) All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.

         (b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable.

         (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

         3.2     Prepayments

         (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3 hereof and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $1,000,000. Amounts prepaid hereunder shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

         (b)     Mandatory Prepayments.

                      (i) Loan Overadvance. If at any time the amount of Loans outstanding exceeds the Commitment, the Borrower shall immediately make a principal payment to the Agent in the manner and in an amount necessary to be in compliance with Section 2.1 hereof. Any payments made under this Section 3.2(b)(i) shall be subject to Section
         4.3 hereof and shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

                      (ii) Equity Issuance/Debt Issuance. Promptly upon the receipt by the Borrower of proceeds from (A) an Equity Transaction (other than a transaction the sole purpose of which is an exchange for Senior Notes or Senior Preferred Stock) or (B) the incurrence of debt by the Borrower for borrowed money (other than Indebtedness permitted by Section 8.1(a) hereof), the Borrower shall forward such proceeds to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.2(c) below).

                    (iii) Asset Sales. Immediately upon receipt by the Borrower of proceeds from any Asset Disposition, the Borrower shall, subject to the rights of NationsBank of Georgia, N.A. under the Acme Boot Financing Agreement and the Acme Retail Financing Agreement, forward the proceeds of such Asset

         Disposition to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.2(c) below).

                      (iv) Preferred Stock. If the Borrower uses proceeds of the Loans to repurchase its Senior Preferred Stock and the average price paid by the Borrower for all such Senior Preferred Stock (on the Conversion Date) is in excess of 25% of the par value of such repurchased Senior Preferred Stock, then, on the Conversion Date, the Borrower shall forward to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.2(c) below) an amount that would reduce the proceeds of Loans used to purchase such Senior Preferred Stock to an aggregate average price of 25% of its par value (i.e. if between the Closing Date and the Conversion Date the Borrower uses $6 million of Loans to repurchase Senior Preferred Stock having an aggregate par value of $20 million, then the Borrower shall be required to make a prepayment of the Loans, on the Conversion Date, of $1 million so that the aggregate average price paid from proceeds of Loans is only 25% of par value).

                      (v) Senior Notes. If the Borrower uses proceeds of the Loans to repurchase its Senior Notes and the average price paid by the Borrower for all such Senior Notes (on the Conversion Date) is in excess of 55% of the par value of such repurchased Senior Notes, then, on the Conversion Date, the Borrower shall forward to the Lenders as a prepayment of the Loans (to be applied as set forth in Section 3.2(c) below) an amount that would reduce the proceeds of the Loans used to purchase such Senior Notes to an average price of 55% of its par value (i.e. if between the Closing Date and the Conversion Date the Borrower uses $14 million of Loans to repurchase Senior Notes having an aggregate par value of $20 million, then the Borrower shall be required to make a prepayment of the Loans, on the Conversion Date, of $3 million so that the aggregate average price paid from proceeds of Loans is only 55% of par value).

         (c) Application of Certain Prepayments. All amounts required to be paid pursuant to Section 3.2(b)(ii), (iii), (iv) and (v) above shall be subject to Section 4.3 hereof and shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities and, if prior to the Conversion Date, the Commitment shall be reduced by the amount of such prepayment.

         3.3 Payment in full at Maturity. On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 10 hereof.

         3.4 Fees. In consideration of the Commitment being made available by the Lenders hereunder, the Borrower agrees to pay to the Agent, for the pro rata benefit of each Lender, a fee equal to .25% per annum on the Unused Commitment (the "Unused Fees"). The accrued Unused Fees shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Conversion Date) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

         3.5 Place and Manner of Payments. All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Agreement shall be received not later than 2:00 p.m. on the date when due in U.S. dollars and in immediately available funds by the Agent at its offices at NationsBank Corporate Center, Charlotte, North Carolina. The Borrower shall, at the time it makes any payment under this Agreement, specify to the Agent, the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such a manner as it reasonably determines in its sole discretion).

         3.6 Pro Rata Treatment. Except to the extent otherwise provided herein, all Loans, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of Unused Fees, each reduction of the Commitment, and each conversion or continuation of any Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages.

         3.7     Computations of Interest and Fees.

         (a) Except for Base Rate Loans, in which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

         (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

         3.8 Sharing of Payments. Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.


                                   SECTION 4.

                     ADDITIONAL PROVISIONS REGARDING LOANS

         4.1     Eurodollar Loan Provisions.

         (a) Unavailability. In the event that the Agent shall have determined in good faith (i) that U.S. dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans, and (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

         (b)     Change in Legality.

                      (i) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

                          (A)     declare that Eurodollar Loans, and
                 conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

                          (B) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

         In the event any Lender shall exercise its rights under clause (A) or
(B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

         (c) Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of (i) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

         Each determination and calculation made by a Lender under this Section
4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

         4.2 Capital Adequacy. If, after the date hereof, any Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

         4.3 Compensation. The Borrower shall compensate each Lender, upon its written request, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans) which such Lender may sustain:

         (a) if for any reason (other than a default by such Lender or the Agent) a borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing;

         (b) if any repayment, continuation or conversion of any Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4); or

         (c) if the Borrower fails to repay its Eurodollar Loans when required by the terms of this Credit Agreement.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3.

         4.4     Taxes.

         (a)     Tax Liabilities Imposed on a Lender.       Any and all payment
by the Borrower hereunder or under any of the Loan Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or transacting business or any political subdivision thereof (all such non-excluded taxes, being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) the Borrower shall deliver to such Lender evidence of such payment to the relevant taxation authority or other authority.

         (b) Other Taxes. In addition, the Borrower agrees to pay, upon notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (collectively, the "Other Taxes").

         (c)     Foreign Lender.  Each Lender (which, for purposes of this
Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form 1001 of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Agreement and/or the Notes or (2) Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Agreement and/or the Notes and (B) an Internal Revenue Service Form W-8 or W-9 entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Agent and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower or the Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Agent a certificate to the effect that it is such a "United States person."

         Section 4.5 Mitigation. If a Lender claims any additional amounts payable pursuant to Section 4.1, 4.2, 4.3 or 4.4 hereof or that it is unable to make Eurodollar Loans, it shall use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such additional amounts or such inability, including changing the jurisdiction of its applicable lending office; provided, however, that the taking of any such action would not, in the sole judgment of the Lender, be disadvantageous to such Lender.

                                   SECTION 5.

                              CONDITIONS PRECEDENT

         5.1 Closing Conditions. The obligation of the Lenders to enter into this Agreement and make the initial Loans is subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

         (a) Executed Credit Documents. Receipt by the Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes; (iii) the Security Agreements and (iv) the other Credit Documents.

         (b) No Default; Representations and Warranties. As of the Closing Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

         (c) Opinion of Counsel. Receipt by the Agent of an opinion, or opinions, satisfactory to the Agent, addressed to the Agent on behalf of the Lenders and dated as of the Closing Date, from legal counsel to the Credit Parties and substantially in the form of Exhibit 5.1(c).

         (d)     Corporate Documents.  Receipt by the Agent of the following:

                      (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                      (ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                    (iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

                      (iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which such Credit Party is qualified to do business and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

         (e) Collateral Documents: Receipt by the Agent of such agreements, documents and instruments as deemed necessary and appropriate by the Agent in order to attach and perfect the Lenders' security interest in all assets of the Borrower, Acme Boot Retail, Inc. and Acme Footwear Company, Inc., including, without limitation, UCC financing statements and trademark filings.

         (f) Financial Statements. Receipt and approval by the Agent of audited financial statements of the Borrower and the Fruit Guarantor dated December 31, 1994.

         (g) Consent of Other Lenders. Receipt and approval by the Agent of such consents, as appropriate, of other creditors of the Borrower and Guarantors as to the debt created hereunder and the security interests granted by the Security Agreements.

         (h) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Lenders and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

         (i) Material Adverse Effect. No event or condition shall have occurred since the date of the financial statements delivered pursuant to
Section 5.1(f) above that has or could have a Material Adverse Effect.

         (j) Evidence of Insurance. Copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents.

         (k) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

         5.2 Conditions to Loans. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans unless:

                 (a) Notice of Borrowing. The Borrower shall have delivered a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.2 hereof.

                 (b) Use of Proceeds. The Borrower shall provide to the Agent in writing (i) whether the proceeds of the requested Loans are to be used for the repurchase of Senior Notes or Senior Preferred Stock and (ii) the price to be paid by the Borrower for the repurchase of such Senior Notes or Senior Preferred Stock.

                 (c) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of the date of the funding of the Loan, except representations and warranties that specifically refer to an earlier date;

                 (d) No Default. On the date of the funding of the Loans, no Default or Event of Default has occurred and is continuing or would be caused by making the Loans, including, without limitation, the restrictions on (i) the amount of Loans that may be outstanding as set forth in Section 2.1 hereof and (ii) the use of proceeds set forth in
         Section 7.1(c) hereof; and

                 (e) No Material Adverse Effect. There shall not have occurred any event or condition that has had or will have a Material Adverse Effect.


                                   SECTION 6.

                         REPRESENTATIONS AND WARRANTIES

         6.1     Representations and Warranties of Borrower.

         (a) Organization, Standing, Etc. The Borrower represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own and operate its properties; to carry on its business as now conducted and proposed to be conducted; and it has all requisite power and authority, corporate and otherwise, to execute, deliver and perform its obligations under this Agreement and all other documents executed in connection therewith.

         (b) Enforceability. The Borrower represents and warrants that this Agreement, and all other documents executed in connection with the Loans, when delivered for value received, shall constitute valid and binding obligations enforceable in accordance with their terms subject to bankruptcy and other insolvency laws for the benefit of debtors.

         (c) Qualification. The Borrower represents and warrants that it is duly qualified, licensed or domesticated and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the character of its properties owned or the nature of its activities conducted makes such qualification, licensing or domestication necessary unless failure to do so would not have a Material Adverse Effect.

         (d) Compliance With Certificate of Incorporation, By-Laws, and Other Instruments, Etc. The Borrower represents and warrants that: (i) it is not in violation of any term of its Certificate of

Incorporation or By-Laws, and no event, status or condition has occurred or is existing which upon notice or lapse of time, or both, would constitute a violation thereof; (ii) subject to subparagraph (iv) of this Section 6.1(d) it is not in violation of any material term of any mortgage, indenture or agreement relating to outstanding borrowings to which it is a party other than the Montgomery County Tennessee Industrial Board (Acme Boot Company) Bond of 1973 (which aggregate liability to the Borrower is less than or equal to $300,000), or of any judgment, decree or order to which it is subject, or of any other instrument, lease, contract or agreement to which it is a party, or of any statute, or governmental rule or regulation applicable to it, and no event, status or condition has occurred or is existing which upon the giving of notice or lapse of time, or both, would constitute a material violation of any such term, any of which shall have a Material Adverse Effect on the Borrower;
(iii) the execution, delivery and performance of this Agreement and the other instruments and agreements provided for by this Agreement to which it is, or is to be, a party, and the carrying out of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on its part, corporate and otherwise, and will not result in any violation of the it Certificate of Incorporation or By-Laws, or any violation of or constitute a default under any term described in (ii) above, or result in the creation of any mortgage, lien, encumbrance or charge upon any of its properties or assets pursuant to any term described in (ii) above; and (iv) the violation described in (ii) above does not (and there is no reasonable belief that in the future it may) have a Material Adverse Effect on the Borrower.

         (e) Financial Statements. The Borrower represents and warrants that it has furnished the Agent with copies of its consolidated and consolidating fiscal year-end balance sheet at December 31, 1994 and its consolidated and consolidating statements of income and of cash flows for such fiscal year, which annual financial statements were audited by Ernst & Young, independent certified public accountants. Such financial statements are complete and have been prepared in accordance with GAAP applied on a basis consistent with the accounting principles applied in the preceding fiscal period, and present fairly the financial condition of the Borrower as at the periods indicated and the results of the operations of the Borrower for such periods, except for changes in GAAP that have occurred since such prior period. Such financial statements show all liabilities, direct, indirect and contingent (including, without limitation, guaranty and surety obligations) of the Borrower as of the respective dates thereof and as required by GAAP, except those arising in the ordinary course of business since the date of the last of such financial statements.

         (f) Changes in Financial Conditions. The Borrower represents and warrants that from the date of the annual financial statements referenced in
Section 6.1(e) hereof, to the date of this Agreement, there has been no change in the assets, liabilities, or financial condition of the Borrower from that set forth or reflected in the fiscal year-end balance sheet referred to in Section 6.1(e), other than changes in the ordinary course of business, none of which have had a Material Adverse Effect.

         (g) Disclosure. The Borrower represents and warrants that neither this Agreement nor the financial statements referred to in Section 6.1(e) above nor any other document, certificate or statement furnished to Agent by or on behalf of Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

         (h)     Margin Securities.  The Borrower represents and warrants that
(i) it is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) and (ii) the proposed repurchase of the Senior Notes and the Senior Preferred Stock contemplated hereunder in order to retire same does not violate Regulation G, T, U or X.

         (i) Other Representations and Warranties. The representations and warranties made by the Borrower in Sections 7.5, 7.8, 7.9, 7.10, 7.11, 7.15, 7.16, 7.17, 7.18, 7.19 and 7.20 of the Acme Boot Financing Agreement are true and correct as of the date hereof, and the Borrower hereby affirms such representations and warranties to the Lenders and agrees that such representations and warranties are incorporated herein by reference and shall be binding on the Borrower as if fully set forth herein (and all defined terms used in such representations and warranties shall have the meanings set forth in the Acme Boot Financing Agreement).

         6.2 Representations and Warranties of Guarantors. Each Guarantor hereby represents and warrants to the Agent and Lenders as follows:

         (a) Corporate Existence; Compliance with Law. Each Guarantor (i) is duly organized, validly existing and in good standing under the laws of the State of its incorporation, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified and in good standing as a foreign corporation, and is duly authorized to do business, in each jurisdiction where the ownership or leasing of property or the character of its operations makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all laws except to the extent that all failures to comply therewith would not reasonably be expected to have a Material Adverse Effect.

         (b) Corporate Power; Authorization; No Violation. The execution, delivery and performance by each Guarantor of this Agreement and the other Credit Documents to which it is a party (i) are within such Guarantor's corporate power, (ii) have been duly authorized by all necessary corporate, shareholder and other action on the part of such Guarantor, (iii) do not violate any laws or any material contractual obligation applicable to such Guarantor, except (y) where such violation would not reasonably be expected to have a Material Adverse Effect and (z) those defaults which will be cured by the execution and delivery, substantially with the execution and delivery hereof, and the consummation of the transactions contemplated by that certain First Supplemental Indenture by and between Borrower and NationsBank, N.A. (Carolinas), as Trustee, and that certain Consent and Waiver, executed by CS First Boston Corporation, both dated of even date herewith, (iv) will not result in or require the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Guarantor and (v) will not require any authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (other than those which have been obtained and are in force and effect).

         (c) Binding Effect. This Agreement has been, and the other Credit Documents to which each Guarantor is a party will be when executed and delivered, duly executed and delivered on behalf of each Guarantor. This Agreement constitutes, and the other Credit Documents to which each Guarantor is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with their respective terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

         (d) Financial Statements. The Fruit Guarantor represents and warrants that it has furnished the Agent with copies of its consolidated and consolidating fiscal year-end balance sheet as at December 31, 1994 and its consolidated and consolidating statements of income and of cash flows for such fiscal year, which annual financial statements were audited by Ernst & Young, independent certified public accountants. Such financial statements are complete and have been prepared in accordance with GAAP applied on a basis consistent with the accounting principles applied in the preceding fiscal period, and present fairly the financial condition of the Fruit Guarantor as at the periods indicated and the results of the operations of the Fruit Guarantor for such periods, except for changes in GAAP that have occurred since such prior period. Such financial statements show all liabilities, direct, indirect and contingent (including, without limitation, guaranty and surety obligations) of the Fruit Guarantor as of the respective dates thereof and as required by GAAP, except those arising in the ordinary course of business since the date of the last of such financial statements.

         (e) Solvency. None of the Guarantors is Insolvent (as defined in the Fruit of the Loom Financing Agreement) nor will any Guarantor be rendered Insolvent by reason of (A) the incurrence of its obligations under this Credit Agreement or the other Credit Documents or (B) the consummation of any transactions contemplated hereby; and after giving effect to the transactions contemplated by this Credit Agreement, each Guarantor will have adequate cash flow and short term borrowing capacity to pay its respective current liabilities, on a timely basis, as they become due.

         (f) Other Representations and Warranties by Fruit Guarantor. The representations and warranties made by the Fruit Guarantor in Sections 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.17 and 3.18 of the Fruit of the Loom Financing
Agreement are true and correct as of the date hereof, and the Fruit Guarantor hereby affirms such representations and warranties to the Lenders and agrees that such representations and warranties are incorporated herein by reference and shall be binding on the Fruit Guarantor as if fully set forth herein (and all defined terms used in such representations and warranties shall have the meanings set forth in the Fruit of the Loom Financing Agreement).


                                   SECTION 7.

                             AFFIRMATIVE COVENANTS

         7.1 Affirmative Covenants of Borrower. The Borrower covenants, for so long as any Loans are outstanding or any obligation of the Borrower remains outstanding under any of the Credit Documents, as follows:

         (a) Accounting; Financial Statements; Etc. The Borrower will deliver to the Agent:

                      (i) Within sixty (60) days after the end of each of its first three quarters, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and consolidated and consolidating statements of income and cash flow for such period, in form and detail satisfactory to the Agent and certified as complete and correct by the chief financial officer, treasurer or assistant treasurer of the Borrower, which statements shall be prepared in accordance with GAAP but without footnotes.

                      (ii) Within one hundred twenty (120) days after the end of each fiscal year, consolidated and consolidating balance sheets of the Borrower as at the end of such fiscal year, and consolidated and consolidating statements of profit and loss, shareholders' equity and changes in financial position of the Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by an opinion on such financial statements of Ernst & Young or other certified public accountants currently practicing and reasonably satisfactory to the Agent, which opinion shall be unqualified as to scope and prepared in accordance with GAAP;

                    (iii) Copies of all other statements or reports prepared by or supplied to the Borrower by its accountants or auditors reflecting the financial position of the Borrower;

                      (iv) Promptly upon becoming available, a copy of all financial statements, reports, notices and proxy statements sent by the Borrower to shareholders of Borrower and of all regular and periodic reports filed by the Borrower with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission;

                      (v) No later than sixty (60) days after the end of each fiscal year, monthly income, expense and cash flow projections for the next fiscal year; and

                      (vi) With reasonable promptness, such other data and information with respect to the Borrower as from time to time may be reasonably required by the Agent.

         (b) Inspection. The Borrower agrees that, upon reasonable prior notice, it will permit authorized representatives designated by the Agent to visit and inspect any of its properties, including its books and records (and to make extracts therefrom), and to discuss its affairs, finance and accounts with its officers, directors, key employees and accountants, all at such reasonable times and as often as may reasonably be requested. The Borrower also agrees that it will at all times keep accurate and complete records with respect to the Collateral. All information obtained will be held confidential except as disclosure is required by law or legal process and except that such information will be distributed to the Lenders.

         (c) Use of Proceeds. The proceeds of the Loans will be used solely for (i) the repurchase of Borrower's Senior Notes (up to $60 million par value in the aggregate, including accrued interest), (ii) the repurchase of Borrower's Senior Preferred Stock (up to $20 million par value in the aggregate, including accrued dividends), (iii) the repurchase of Borrower's common stock that is currently attached to the Senior Notes or Senior Preferred Stock and (iv) reasonable expenses incurred with such repurchases.

         (d) Notice of Default. The Borrower shall promptly notify the Agent in writing upon the happening or occurrence or existence of any Event of Default, or any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default, and shall provide to the Agent with such written notice a detailed statement by a responsible officer of the Borrower of all relevant facts and the action being taken or proposed to be taken by the Borrower with respect thereto.

         (e) Compliance with Regulation U. The Borrower shall, upon request of the Agent, take such action with respect to repurchased Senior Notes and Senior Preferred Stock, as well as any of Borrower's common stock that may be attached to such repurchased Senior Notes and/or Senior Preferred Stock, so as to prevent any violation of Regulation U.

         (f) Other Affirmative Covenants. The covenants of the Borrower set forth in Sections 8.1, 8.2, 8.5, 8.7, 8.8, 8.9, 8.10, 8.12, 8.13, 8.14,
8.15 and 8.16 of the Acme Boot Financing Agreement are incorporated herein by reference and shall be binding on the Borrower as if set forth herein (and all defined terms used in such covenants shall have the meanings set forth in the Acme Boot Financing Credit Agreement) and all notices sent to a creditor who is a party to the Acme Boot Financing Agreement pursuant to such covenants shall also be sent to the Agent.

         7.2 Affirmative Covenants of Guarantors. Each Guarantor covenants, for so long as any Loans are outstanding or any obligation of such Guarantor remains outstanding under any of the Credit Documents, as follows:

         (a)     Financial Statements.  The Fruit Guarantor will furnish to the
Agent:

                      (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Fruit Guarantor, a copy of the consolidated balance sheet of the Fruit Guarantor and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and

                      (ii) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Fruit Guarantor, the unaudited consolidated balance sheet of the Fruit Guarantor and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of the Fruit Guarantor and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (except with respect to balance sheet figures which shall be in comparative form for the previous audited period only).

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or officer of the Borrower, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in subsection 7.2(a) above, accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of the Fruit Guarantor and its Subsidiaries as going concerns and shall state that such financial statements present fairly the financial position of the Fruit Guarantor and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

         (b) Other Requested Information. Furnish to the Agent such other information respecting the respective properties, business affairs, financial condition and/or operations of each Guarantor or any of its Subsidiaries as the Agent may from time to time reasonably request.

         (c) Inspection of Property, Books and Records. Keep, or cause to be kept, adequate records and books of accounts, in which complete entries are to be made reflecting its business and financial transactions, such entries to be made in accordance with GAAP consistently applied and permit the Agent or its representatives, at any reasonable time, and from time to time at the reasonable request of Agents and upon reasonable notice, to visit and inspect its properties, to examine and make copies of and take abstracts from its records and books of accounts, and to discuss its affairs, finances and accounts with its principal officers, directors and independent public accountants. All information obtained will be held confidential except as disclosure is required by law or legal process and except that such information will be distributed to the Lenders.

         (d) Other Affirmative Covenants of Fruit Guarantor. The covenants of the Fruit Guarantor set forth in Sections 5.3, 5.4, 5.5, 5.7, 5.8 and 5.9 of the Fruit of the Loom Financing Agreement are incorporated herein by reference and shall be binding on the Fruit Guarantor as if set forth herein (and all defined terms used in such covenants shall have the meanings set forth in the Fruit of the Loom Financing Agreement) and all notices sent to a creditor who is a party to the Fruit of the Loom Financing Agreement pursuant to such covenants shall also be sent to the Agent.


                                   SECTION 8.

                               NEGATIVE COVENANTS

         8.1 Negative Covenants of Borrower. The Borrower covenants, for so long as any Loans are outstanding or any obligation of the Borrower remains outstanding under any of the Credit Documents, as follows:

         (a) Indebtedness. The Borrower will not, nor will it permit its Subsidiaries to, obtain or attempt to obtain (other than for the purpose of repaying the Credit Party Obligations in full) any loans, advances, or other financial accommodations or arrangements from any Person other than (i) the Loans, (ii) the "Loans" to the Borrower under the Acme Boot Financing Agreement (as defined therein) and (iii) as permitted by Section 9.1 of the Acme Boot Financing Agreement.

         (b) Liens. The Borrower will not, nor will it permit its Subsidiaries to: create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets (including the Collateral), whether now owned or hereafter acquired, other than (i) Liens in favor of the Lenders, (ii) as permitted by Section 9.2 of the Acme Boot Financing Agreement, and (iii) Liens upon the Senior Notes and Senior Preferred Stock or any of Borrower's common stock that may be attached to the Senior Notes and/or Senior Preferred Stock.

         (c) Sale of Assets. The Borrower will not, nor will it permit its Subsidiaries to, sell, lease or otherwise transfer all or any material part of its assets, except inventory in the ordinary course of its business, unless the Borrower complies with Section 3.2(b)(iii) hereof. The Borrower will not, nor will it permit its Subsidiaries to, sell any of the Collateral (other than Collateral sold with the consent of NationsBank of Georgia, N.A., the proceeds of which are used to pay obligations owing by the Borrower under the Acme Boot Financing Agreement), except inventory in the ordinary course of business and obsolete equipment, unless the Borrower complies with Section 3.2(b)(iii) hereof.

         (d) Other Negative Covenants. The covenants set forth in Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.9, 9.10, 9.11, 9.12 and 9.13 of the Acme Boot
Financing Agreement are incorporated herein by reference and shall be binding on the Borrower as if set forth herein (and all defined terms used in such covenants shall have the meanings set forth in the Acme Boot Financing Agreement).

         8.2 Negative Covenants of Fruit Guarantor. The covenants set forth in Article VI of the Fruit of the Loom Financing Agreement are incorporated herein by reference and shall be binding on the Fruit Guarantor as if set forth herein (and all defined terms used in such covenants shall have the meanings set forth in the Fruit of the Loom Financing Agreement).


                                   SECTION 9.

                                    GUARANTY

         9.1 Guaranty of Payment. Subject to Section 9.7 below, each Guarantor hereby unconditionally guarantees to each Lender and the Agent the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

         9.2 Obligations Unconditional. The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Credit Documents or any Collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Without limiting the generality of the foregoing, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. Sections 26-7 through 26-9, inclusive. Each Guarantor further agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders have been paid in full, the Commitment under the Credit Agreement has been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Loan Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes or any of the other Credit Documents or foreclosing its security interest in or Lien on any Collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of such Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that such Guarantor's obligations hereunder shall be absolute, independent and unconditional under any and all circumstances until payment and full performance of all Credit Party Obligations. Neither the Guarantors' obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower.

         9.3 Modifications. Each Guarantor agrees that (a) all or any part of the security now or hereafter held for the Credit Party

Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Loan Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by any Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

         9.4 Waiver of Rights. Each Guarantor expressly waives: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders' subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; provided that the Agent shall notify the Guarantors at the time it affirmatively releases, waives, modifies, subordinates or compromises any security interest created pursuant to the Loan Documents; (e) all other notices to which the Guarantors might otherwise be entitled; and (f) demand for payment under this Guaranty.

         9.5     Reinstatement.  The obligations of the Guarantors under this
Section 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         9.6 Remedies. Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 10.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.2) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor. Each Guarantor (other than the Fruit Guarantor) acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Security Agreements and that the Lenders may exercise their remedies thereunder in accordance with their terms.

         9.7 Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.


                                  SECTION 10.

                               EVENTS OF DEFAULT

         10.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

         (a) Payment. The Borrower shall default in the payment when due of any principal, interest, fees or other amounts owing hereunder and such default shall continue unremedied for three or more days thereafter.

         (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein (including, without limitation, representations and warranties incorporated herein by reference), in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

         (c) Covenants. Any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a) or (b) of this Section 10.1) contained in this Credit Agreement (including, without limitation, covenants incorporated herein by reference) and such default shall continue unremedied for a period of at least 30 days after the earlier of an authorized officer of a Credit Party becoming aware of such default or notice thereof given by the Agent.

         (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an authorized officer of a Credit Party becoming aware of such default or notice thereof given by the Agent or (ii) any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

         (e) Guaranty. The guaranty given by the Guarantors hereunder or any provision thereof shall cease to be in full force and effect or a Guarantor or any Person acting by or on behalf of a Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty.

         (f) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of a Credit Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of a Credit Party or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against a Credit Party and such petition remains unstayed and in effect for a period of 60 consecutive days; or
(iii) a Credit Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) a Credit Party shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

         (g)     Ownership.  There shall occur a Change of Control.

         (h) Other Financing Agreements. There shall occur an Event of Default (as defined therein) under (i) the Acme Boot Financing Agreement, (ii) the Fruit of the Loom Financing Agreement or (iii) the Acme Retail Financing Agreement.

         10.2 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the satisfaction of the Required Lenders, the Agent may, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

                 (i) Termination of Commitments. Declare the Commitment terminated whereupon the Commitment shall be immediately terminated.

                 (ii) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                 (iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies existing under the Security Agreements, all rights and remedies against the Guarantors and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 10.1(f) shall occur, then the Commitment shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Lenders.


                                  SECTION 11.

                               AGENCY PROVISIONS

         11.1 Appointment. Each Lender hereby designates and appoints NationsBank, N.A. (Carolinas) as agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Lenders and none of the Credit Parties shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any other Credit Party.

         11.2 Delegation of Duties. The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         11.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Credit Parties contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower or any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Credit Parties to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Credit Parties. The Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.

         11.4 Reliance on Communications. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of the other Credit Parties, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 12.3(b) hereof. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

         11.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

         11.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         11.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Credit Party Obligations and all other amounts payable hereunder and under the other Credit Documents.

         11.8 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Credit Party as though the Agent were not Agent hereunder. With respect to the Loans made and all Obligations owing to it, the Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though they were not Agent, and the terms "Lender" and "Lenders" shall include the Agent in their individual capacity.

         11.9 Successor Agent. The Agent may, at any time, resign upon 20 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent with the prior written consent of the Borrower and Guarantors (unless a Default or Event of Default exists and is continuing and then such consent shall not be required). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Agent shall select a successor Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section
11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.


                                  SECTION 12.

                                 MISCELLANEOUS

         12.1 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 12.1, or at such other address as such party may specify by written notice to the other parties hereto.

         12.2 Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of, and during the continuance of, an Event of Default and the commencement of remedies described in Section 10.2 hereof, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower or any other Credit Party against obligations and liabilities of the Borrower or any other Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 12.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

         12.3    Benefit of Agreement.

         (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 12.3. Notwithstanding the above, nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or participation in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any Affiliate of such Lender.

         (b) Assignments. Each Lender may, with the prior written consent of the Borrower, the Fruit Guarantor and the Agent, which consent shall not be unreasonably withheld or delayed, assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Exhibit 12.3 to one or more Eligible Assignees; provided that (i) any such assignment shall be in a minimum aggregate amount of $5,000,000 of the Commitment and in integral multiples of $1,000,000 above such amount and (ii) each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender's rights and obligations under this Credit Agreement. Any assignment hereunder shall be effective upon satisfaction of the conditions set forth above and delivery to the Agent of a duly executed assignment agreement together with a transfer fee of $2,500 payable to the Agent for its own account. Upon the effectiveness of any such assignment, the assignee shall become a "Lender" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and

Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof).

         (c) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Credit Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the Collateral or release the Guaranty (except as expressly provided in the Credit Documents) supporting any of the Loans or the Commitment in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be prohibited and (iv) any such participations shall be in a minimum aggregate amount of $5,000,000 of the Commitment and in integral multiples of $1,000,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Section 4 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

         12.4 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

         12.5 Payment of Expenses, etc. The Credit Parties agree to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and of the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future claims for Taxes and Other Taxes and hold each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such Taxes and Other Taxes; and (iii) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

         12.6 Amendments, Waivers and Consents. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Required Lenders; provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender, (a) extend the scheduled maturities (including the final maturity and any mandatory prepayments) of any Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder or reduce the principal amount thereof, or increase the Commitments of the Lenders over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or of a mandatory reduction in the total Commitments shall not constitute a change in the terms of any Commitment of any Lender), (b) release all or substantially all of the Collateral securing the Credit Party Obligations hereunder, (c) release the Borrower or the Fruit Guarantor from its obligations under the Credit Documents, (d) amend, modify or waive any provision of this Section or Section 3.6, 3.8, 4.1, 4.2, 4.3, 4.4, 10.1(a), 11.7, 12.2 and 12.3, (e) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or (f) consent to the assignment or transfer by the Borrower or the Fruit Guarantor of any of its rights and obligations under (or in respect of) the Credit Documents. No provision of Section 11 may be amended without the consent of the Agent.

         12.7 Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

         12.8 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         12.9 Defaulting Lender. Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Loan Documents shall apply to such Defaulting Lender.

         12.10 Survival of Indemnification and Representations and Warranties. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitment hereunder.

         12.11   Governing Law; Venue.

         (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE

WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of North Carolina in Mecklenburg County, or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to
Section 12.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction.

         (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         12.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         12.13 Time. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

         12.14 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         12.15 Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         12.16 Entirety. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

                  [Remainder of Page Intentionally Left Blank]

         Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.


BORROWER:
                                  ACME BOOT COMPANY, INC.
ATTEST                            a Delaware corporation


                                  By:_____________________________________
______________________
(CORPORATE SEAL)                  Name:___________________________________

                                  Title___________________________________




GUARANTORS:                       FRUIT OF THE LOOM, INC.
                                  a Delaware corporation
ATTEST


                                  By:_____________________________________
______________________
(CORPORATE SEAL)                  Name:___________________________________

                                  Title___________________________________




                                  ACME BOOT RETAIL CO., INC.,
ATTEST                            a Kentucky corporation


                                  By:_____________________________________
______________________
(CORPORATE SEAL)                  Name:___________________________________

                                  Title___________________________________




                                  ACME FOOTWEAR COMPANY, INC.,
ATTEST                            a Delaware corporation


                                  By:_____________________________________
______________________
(CORPORATE SEAL)                  Name:___________________________________

                                  Title___________________________________

LENDERS:
                                             NATIONSBANK, N.A. (CAROLINAS),
                                             individually in its capacity as a
                                             Lender and in its capacity as Agent

                                             By:________________________________

                                             Name:______________________________

                                             Title______________________________

                                  Schedule 1.1


                             Commitment Percentages



Lender                                                              Commitment Percentage
------                                                              ---------------------
NationsBank, N.A. (Carolinas)                                       100%

                                 Schedule 12.1


                                    Notices


Borrower, Acme Boot Retail Co., Inc., Acme Footwear Company, Inc.

[Acme Boot Company, Inc.]
[Acme Boot Retail Co., Inc.]
[Acme Footwear Company, Inc.]
1002 Stafford Street
Clarksville, TN  37040
Attn:  Calvin McKay
Telephone: (615) 552-2000
Telecopy: (615) 647-3566


with a copy to:

233 South Wacker Drive
Suite 5000
Sears Tower
Chicago, IL  60606
Attn:  Earl C. Shanks
Telephone:  (312) 993-1869
Telecopy:  (312) 993-1749


Fruit Guarantor

Fruit of the Loom, Inc.
233 South Wacker Drive
Suite 5000
Sears Tower
Chicago, IL  60606
Attn:  Earl C. Shanks
Telephone:  (312) 993-1869
Telecopy:  (312) 993-1749

with copy to:

Fruit of the Loom, Inc.
233 South Wacker Drive
Suite 5000
Sears Tower
Chicago, IL  60606
Attn:  General Counsel
Telephone:  (312) 993-1700
Telecopy:  (312) 993-1783

Agent

NationsBank, N.A. (Carolinas)
Independence Center, 15th Floor
Charlotte, NC  28255
Attn: Mollie Canup

with a copy to:

233 South Wacker Drive
Suite 2800
Sears Tower
Chicago, IL  60606
Attn:  Carter E. Smith
Telephone:  (312) 234-5643
Telecopy:  (312) 234-5601


NationsBank, N.A. (Carolinas)

233 South Wacker Drive
Suite 2800
Sears Tower
Chicago, IL  60606
Attn:  Carter E. Smith
Telephone:  (312) 234-5643
Telecopy:  (312) 234-5601